EXHIBIT 10.5

JOINT VENTURE AGREEMENT

Entered into by and between LUCID Inc. a New York Corporation duly organized under the laws of the State of New York USA its registered office at 2320 Brighton Henrietta Town Line Road., Rochester, N.Y. 14623 USA (hereinafter referred to as “LUCID”); and Christian Stoian residing at EnzenspergerstraBe 1, 81669 Munich, Gennany (hereinafter referred to as CS)

On this 21st  October 2006

RECITALS

a. LUCID is the manufacturer of a dermatologic imaging system also known under the trade name “VivaScope” which is used in the dermatologic and other medical fields and the owner of the Software for telemedical purposes related to the VivaScope®. This system and all developments thereof are hereinafter referred to as PRODUCT and/or PRODUCTS and/or Licensed Product and/or Licensed Products. LUCID has extensive Know-how and management skills with regard to the development, marketing, and manufacturing of this PRODUCT.

b. CS as Managing Director of MAVIG, (a German entity which is active in the manufacturing, marketing, sale and distributing of products in the medical field) and as a graduate in Business Administration and Management has extensive knowledge in international business transactions and has also gained substantial Know How and proprietary information with regard to the manufacturing, application, distribution and after-sale-service of medical and technical equipment.

c. The parties wish to cooperate with regard to the development, manufacturing, marketing and distribution of the Products

d. LUCID granted to MAVIG exclusively, the right to distribute the PRODUCT in certain Territories of Europe subject to a Distributorship Agreement dated June 09, 2004, which enabled MAVIG to learn about the PRODUCT.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

I. GENERAL PROVISIONS

1. Interpretation; Definitions

1.1. The Recitals hereto consist an integral part hereof.

1.2. The headings of the Sections and Subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.3 When used in this Agreement, except as otherwise expressly provided, the following terms shall have the following meanings:

“Bankruptcy Event” means an assignment for the benefit of creditors; apetition or application to any tribunal for appointment of a trustee or receiver of a person or entity, or of any substantial part of his or its assets; commencement of any proceeding relating to the person or entity under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; any petition or application is filed, or any proceedings are commenced against the person or entity and the person or entity by any act indicates its approval thereof, consent thereto or acquiescence therein, or any order is entered appointing a trustee or receiver, or adjudicating the person or entity bankrupt or insolvent, or approving the petition and such order remains unstayed or undischarged for more than 30 days.

“Supply Agreement” means the Supply and Distribution Agreements between LUCID and the COMPANY.

“Improvement” means, collectively and individually, any modification, development or invention useful in Licensed Products, which is intended for use with LUCID Technology.

“Licensed Products” shall mean, collectively and individually, dermatologic imaging systems and software including telemedic software used in the dennatologic and other medical fields and known under the trade name VivaScope and incorporating the LUCID Technology.

“Licensed Rights” shall mean the rights granted by LUCID to the COMPANY pursuant to this Agreement

“LUCID Technology” means the components, products, software, materials, and LUCID’s processes, know-how, trade secrets, technical data and patents related to the Licensed Products.

“Manufacturing License” means the license to manufacture that may be granted to the COMPANY pursuant to Section 6.4 of this Agreement, which Manufacturing License is granted only if the conditions set forth therein have been met.

“Territory” means the countries of Albania, Algeria, Andorra, Austria, Bahrain, Belgium, Bosnia-Herzegovina, Bulgaria, Byelorussia, Croatia, Cyprus, Czech Republic, Denmark, Egypt, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Israel (including Palestinian Autonomic Areas), Italy (including San Marino), Jordan, Kazakhstan, Qatar, Kuwait, Latvia, Lebanon, Libya, Liechtenstein, Lithuania, Luxemburg, Macedonia, Malta, Moldavia, Monaco, Morocco, Netherlands, Norway, Oman, Poland, Portugal, Romania, Russia, Saudi Arabia, Serbia (including Montenegro), Slovakia, Slovenia, Spain, Sweden, Switzerland, Syria, Tunisia, Turkey, Ukraine, United Arab Emirates, United Kingdom (including Gibraltar, the Channel Islands and the Isle of Man), Vatican, and Yemen.

2. General Representations and Warranties

Each of the parties hereby represents and warrants to the other parties, as of the date hereof, acknowledging that the other parties are entering into this Agreement in reliance thereon, as follows:

To the extent the party is a corporate body that it is duly organized and validly existing in the country of its organization or incorporation, it has the full power and authority to execute this Agreement and to consummate the transactions contemplated hereby to be consummated by it.

2.1 This Agreement has been duly executed by it, and constitutes the valid and binding obligation of it, enforceable against it in accordance with its respective terms.

2.2 The execution of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit) under any of the terms, conditions or provisions of any material agreement, permit or other instrument or obligation to which such party is a party, or by which such party or any of its properties or assets may be bound, or (ii) violate any law or order applicable to it or any of its properties or assets.

2.3 No consent or approval by any Governmental Agency is required in connection with the execution by such party of this Agreement or the consummation by such party of the transactions contemplated hereby, except for such actions, consents or approvals as have been obtained prior to the date hereof.

2.4 Entering into this Agreement will not impose on any other party hereto any monetary liability or obligation for any brokerage fees, commissions or finders’ fees with respect to this Agreement.

3.  INCORPORATION; CORPORATE GOVERNANCE

3. Incorporation

3.1 As soon as possible after the execution of this Agreement, CS shall incorporate a COMPANY in Austria in the legal form of an Austrian “Gesellschaft mit beschrankter Haftung” (limited liability company) (COMPANY). The name of the COMPANY shall be “MAVIG Austria GmbH”, or such other name as the applicable authorities shall allow.

3.2 The COMPANY’s Certificate of Incorporation and Bylaws (the “Corporate Documents”) shall contain provisions implementing the principles set forthherein and in Exhibit 3.2 hereto. In the event of any contradiction betweenthe provisions of this Agreement and the Corporate Documents, the provisions of this Agreement shall prevail in the relationship between the parties hereto, and the parties shall act to amend the Corporate Documents accordingly.

4. Share Capital

4.1 Upon incorporation of the COMPANY, the registered capital of the COMPANY shall be 40,000.00 Euro. CS and any other shareholder holding 10% or more of the total share shall be entitled to receive notices of, and to attend, general meetings of the shareholders, and to vote in any vote at the general meeting; and to receive its part of any declared dividend paid by the nCOMPANY, or of the COMPANY’s remaining assets in the event of winding up or liquidation of the COMPANY (in each case, proportionally to the number of Shares outstanding and the amounts paid by each shareholder on account of its shares, if not paid in full, before calls for payment were made), all as set forth in the Corporate Documents.

4.2 Upon incorporation of the COMPANY, each of the Parties shall subscribe to the following Shares of the COMPANY, in consideration of the payment to the COMPANY of their nominal value:

4.2.1 CS with a share of nominal value of 30,000.00 Euro

4.2.2 CS with a share of nominal value of 10,000.00 Euro

4.3. CS does herewith irrevocably offer to Lucid the sale and the assignment of the share with the nominal value of 10,000.00 Euro for a purchase price of 10,000.00 Euro. Lucid may exercise this option not earlier than March 31, 2007 and not later than June 2007 unless not agreed upon otherwise by the parties hereto. CS is obliged to submit to LUCID latest by November 30, 2007 a notarized official offer reflecting this offer.

5. Corporate Governance.

5.1 The following actions need the prior approval of the Joint Venture’s shareholders:

(a) Any amendments, modifications or restatements of or to the Statutes;

(b) Issuance of equity interests in the COMPANY or acceptance by the COMPANY of any additional contributions of capital or other actions that would cause a reduction or dilution of LUC1D’s future percentage ownership of the COMPANY;

(c) expenditures on capital equipment, software, facilities or other capital investments, loans to third parties or expenditures outside the ordinary course of business by the COMPANY in excess of 25,000,— Euro;

(d) Distribution of profits and dividends of the COMPANY’s net profits as determined by the auditors and indicated on the COMPANY’ s annual financial statements;

(e) Payment of salaries, bonuses or other amounts in the nature ofcompensation to management;

(f) Selection of the COMPANY’s auditors, deteimination of the basis of the accounting system of the COMPANY and approval of the annual financial statements and other periodic financial statements of the COMPANY;

(g) Establishment of the COMPANY’ s annual operating budget, capital budget and other budgets or projections;

(h) The terms and conditions of any borrowings by the COMPANY to the extent they are not consistent with the customary bank loan terms in Austria;

(i) Any merger with or into another entity, or the sale of all or substantially all of the assets of the COMPANY or any similar change of control transaction, the approval of which may not be unreasonably withheld;

(j) The grant and or transfer of any License or sublicense under the Licensed Rights, the approval of which may not be unreasonably withheld;

(k) Dissolution of the COMPANY; or

(I) any agreement, contract, business arrangement, dealing or action (i) between the COMPANY and any shareholder or any person or entity affiliated with a shareholder; or (ii) outside the ordinary course of the COMPANY business.

5.2 The shareholders intend that all working capital requirements of the COMPANY beyond the initial capital contributions of the shareholders will be funded from the operation of the COMPANY or through borrowings by the COMPANY approved by the shareholders. Unless otherwise agreed by the shareholders, a shareholder will have any obligation to make any additional capital contributions to the COMPANY.

6. LICENSE

6. License by LUCID

6.1 LUCID hereby grants to the COMPANY and the COMPANY hereby acquires an exclusive, irrevocable, fully paid up and royalty-free license to use, distribute, sell and lease Licensed Products and LUCID Technology in the Territory, including the right to grant sublicenses.

6.2 In the event that the COMPANY proposes to sell, pledge or otherwise transfer to a third party any of the Licenses, LUCID shall have the Right of First Refusal with respect to all or part of such Licenses. If the COMPANY desires to transfer Licenses, the Purchaser shall give a written Transfer Notice to the COMPANY describing fully the proposed transfer, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the COMPANY that the proposed sale or transfer will not violate any laws. The Transfer Notice shall be signed both by the Purchaser and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Licenses. LUCID shall have the right to purchase all or part of the Licenses on the terms of the proposal described in the Transfer Notice by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the COMPANY.

6.3  For so long as the license herein granted remains exclusive in the Territory, LUCID agrees that it will not grant to any other person any license, directly or indirectly, to use, distribute, sell and lease Licensed Products in the Territory.

6.4  LUCID irrevocably and unconditionally grants to the COMPANY the Manufacturing License and right to make, have made and manufacture Licensed Products, which license shall be irrevocable, royalty-free and exclusive within the Territory including the right to grant sublicenses thereof, provided that such license may be used by the COMPANY only in the event that:

(a) LUCID is incapable to comply with the needs of the COMPANY with regard to the sale of the Licensed Products under the Supply Agreement.

(b) LUCID is in breach of the Supply Agreement as a result of its failure to deliver quantities of Products that it is obligated to deliver thereunder, and which breach is not timely cured pursuant to the terms of the Supply Agreement; or

(c) LUCID suffers a Bankruptcy Event.

In the event that the COMPANY becomes entitled to use and decides to use the Manufacturing License herein granted, the COMPANY will notify LUCID in writing of its intention to manufacture. In such event, LUCID shall furnish to the COMPANY any and all documentation, information and know- how related to the manufacture of Licensed Products as may be necessary for the COMPANY to exercise such rights.

6.5 Neither LUCID nor any of their shareholders, directors, officers, employees or other representatives or agents (all in their capacity as officers, employees, representatives or agents of LUCID), nor any other person involved in any future activity of LUCID (in such capacity), shall take any action or enter into any agreement after the date hereof which is inconsistent with the provisions hereof, or may affect the rights of the COMPANY hereunder in any way, directly or indirectly (including, without limitation, making any disposition in Licensed Rights, including by way of transfer, option grant, mortgage, pledge or otherwise).

6.6 In consideration of the grant of rights hereunder the COMPANY shall pay to LUCID a one-time fee (the “Fee”) of $1,750,000 US. The fee will be payable to LUCID upon

a) Establishing of the COMPANY, and the approval of LUCID’s Board of Directors and upon closing of the following additional agreements.

b) Loan Agreement between MAVIG and the COMPANY;

c) Employment Agreement between the COMPANY and its first managing director;

d) Supply Agreement between LUCID and the COMPANY;

e) Agreement between LUCID and the COMPANY with regard to the sales of Licensed Products in the Territory, effected directly or indirectly by LUCID’s customers residing outside the Territory.

6.7 LUCID confirms that receipt of the Shares in the COMPANY and payment of the Fee and all other rights granted to them explicitly hereunder shall be the full, complete and final consideration that they are entitled to in connection with the rights granted hereunder, and they shall not be entitled to any additional fee, commission, royalty, reimbursement of expenses or other payment other than as specifically stated in this Agreement.

7. Representations of LUCID

LUCID represents and warrants to CS and to COMPANY that on the date hereof:

7.1 LUCID is the true, lawful, and sole and exclusive owner of all of the Licensed Rights, and has valid and marketable title to all of the Licensed Rights, free and clear of all Liens. LUCID has the absolute and unconditional right, power, authority and capacity to license the Licensed Rights to the COMPANY, free and clear of all Liens. The Licensed Rights are licensed to the COMPANY free and clear of all Liens, and shall remain so throughout the period of this Agreement.

7.2 Some of the Licensed Rights that can be protected by registration have been duly and properly registered with the competent authorities, and all fees and other payments due in connection with such registrations, and the maintenance of such registrations, have been fully paid by LUCID.

7.3 Some of the Licensed Rights are not yet registered and the COMPANY is entitled to apply for registration or to complete the registration procedure with the competent authorities in its own name and on its own behalf. All fees and other payments due in connection with such registrations, and the maintenance of such registrations, will be paid by the COMPANY limited however to the fees which relate to the TERRITORY.

7.4 To the best of LUCID’ s knowledge the Licensed Rights do not infringe, violate or conflict with any patent, copyright, trade secret or other intellectual property of another Person.

7.5 No claims with respect to the Licensed Rights have been asserted or, to the knowledge of LUCID, are threatened by any Person that would restrict in any way the full use of the Licensed Rights by the COMPANY hereunder.

7.6 There is no outstanding order, judgment, decree or stipulation binding on LUCID, and LUCID is not a party to or bound by any agreement, restricting the licensing of the Licensed Rights or the use thereof by the COMPANY after the date hereof

7.7 To the best knowledge of LUCID, there is no unauthorized use, infringement or misappropriation of any of the Licensed Rights by any third party, including any employee, former employee, consultant, distributor or customer of LUCID.

7.8 There are no outstanding options, licenses, or agreements of any kind relating to the Licensed Rights in the TERRITORY, nor is LUCID bound by or a party to any options, licenses or agreements of any kind with respect to any of the Licensed Rights or the intellectual property therein in the TERRITORY.

7.9 There are no actions, suits, proceedings, citations of any Governmental Agency, claims or investigations instituted and pending, or to the best knowledge of LUCID, threatened against or affecting LUCID and involving the Licensed Rights. There is no unsatisfied judgment against LUCID which is or could become a Lien upon or affect the Licensed Rights. LUCID has no knowledge of any litigation presently pending in a court or other proceeding or governmental action (including those of any taxing authorities) nor has LUCID received any service of process for any complaint, temporary restraining order or preliminary or permanent injunction or other notice whatsoever with respect thereto, that could prohibit or interfere with the licensing by LUCID to the COMPANY of the Licensed Rights.

7.10 LUCID has all requisite material licenses, permits and certificates from federal, state and local authorities necessary to own, use and license the Licensed Rights. LUCID is not in violation of, and, to the knowledge of LUCID, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to environmental laws, building, zoning, land use or similar matters) relating to the Licensed Rights.

7.11 Neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to the COMPANY, CS or its counsels by or on behalf of LUCID in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of the LUCID or any of its executive officers which has not been disclosed herein or in writing by them to the COMPANY and which has a materially adverse effect, or in the future may have a materially adverse effect on the COMPANY or the Licensed Rights.

8. Representations of CS

CS represents and warrants to LUCID that on the date hereof:

8.1 CS has the absolute and unconditional right, power, authority and capacity to enter into this Agreement, free and clear of all liens.

8.2 No claims with respect to the rights of CS have been asserted or, to the knowledge of CS are threatened by any Person that would restrict in any way the performance of the obligations of CS hereunder.

8.3 There is no outstanding order, judgment, decree or stipulation binding on CS, and he is not a party to or bound by any agreement, restricting the performance of his or its obligations hereunder after the date hereof.

8.4 There are no actions, suits, proceedings, citations of any Governmental Agency, claims or investigations instituted and pending, or to the best knowledge of CS, threatened against or affecting CS and involving his obligations under this Agreement. There is no unsatisfied judgment against CS which is or could become a Lien upon or affect the performance of his obligations hereunder. CS has no knowledge of any litigation presently pending in a court or other proceeding or governmental action (including those of any taxing authorities) nor has he received any service of process for any complaint, temporary restraining order or preliminary or permanent injunction or other notice whatsoever with respect thereto, that could prohibit or interfere with the performance of his obligations hereunder.

8.5 CS is not in violation of, and, to his knowledge, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any law, regulation or ordinance relating to the performance of its obligations hereunder.

8.6 Neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to LUCID or its counsel by or on behalf of CS in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of CS which has not been disclosed herein or in writing by them to LUCID and which has a materially adverse effect, or in the future may have a materially adverse effect on the performance of his obligations hereunder.

9. Registrations and Prosecutions

9.1 Only in case the COMPANY elects not to initiate or to discontinue any registration or prosecution of a particular Licensed Right, the COMPANY agrees to give LUCID sufficient notice of its decision so that LUCID may elect, at its sole discretion and without requiring the consent of the COMPANY or any of its shareholders, directors, officers, employees or other representatives or agents, to file or continue prosecuting such application under LUCID’s name and exclusive ownership, and at its sole expense. In such event, the COMPANY shall - and shall cause all others (as aforesaid) on its behalf to - fully cooperate with the LUCID to effect such registrations and protections. LUCID shall pay all costs and expenses of any action taken under this Section, if LUCID elects to take such action.

9.2 If the COMPANY wishes to register brand names, designs, domain names, copyrights, trademarks, trade secrets and any other intellectual property rights that are not covered by the Licensed Rights (“New Rights”), such as, for illustration purposes, domain names etc., the COMPANY may do so, at its expense.

10 Infringement

10.1 LUCID shall provide written notice to the COMPANY promptly after becoming aware of any infringement of the Licensed Rights.

10.2 LUCID shall have full responsibility, in consultation with the COMPANY and at LUCID’s own expense, to prosecute any third party infringement of the Licensed Rights outside the TERRITORY, and LUCID agrees to act promptly and diligently to protect its rights — and the COMPANY’ s rights under this Agreement — from such infringement. Prior to commencing any such action, and in conducting such action, LUCID shall consult with the COMPANY and shall consider in good faith the views of the COMPANY regarding the advisability and conduct of the proposed action. LUCID shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section that has any direct or indirect effect on the rights of the COMPANY hereunder without the prior written consent of the COMPANY, such consent not to be unreasonably withheld.

10.3 The COMPANY shall have full responsibility, in consultation with LUCID and at the COMPANY’s own expense, to prosecute any third party infringement of the Licensed Rights in the TERRITORY. If required by law, LUCID shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that prior to commencing any such action, the COMPANY shall consult with LUCID and shall consider in good faith the views of LUCID regarding the advisability of the proposed action. The COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of LUCID, such consent not to be unreasonably withheld.

10.4 Each party agrees to cooperate in any action under this Section which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

11. Future Intellectual Property Rights

11.1 If, at any time during the course of this Agreement, LUCID develops, designs and/or otherwise acquires any Improvements, LUCID shall communicate such Improvements to the COMPANY and LUCID hereby grants to the COMPANY an irrevocable, fully paid and royalty free license to design, manufacture, use, make, have made, distribute, sell and lease the Improvements, which license shall be exclusive inside the Territory. Any such Improvements shall be the property of LUCID, subject to the rights granted to the COMPANY in this Agreement.

11.2 In the event that an Improvement is the result of the joint efforts of the COMPANY and LUCID, then it shall be jointly owned by LUCID and the COMPANY.

11.3 In the event that the COMPANY develops, designs and/or otherwise acquires any Improvements, the COMPANY shall communicate such Improvements to LUCID and the COMPANY hereby grants to LUCID an irrevocable, fully paid and royalty free license to design, manufacture, use, make, have made, distribute, sell and lease the Improvements, which license shall be exclusive outside the Territory. Any such Improvements shall be the property of the COMPANY, subject to the rights granted to LUCID in this Agreement.

12 Bankruptcy Event

LUCID and CS undertake: (i) not to initiate a Bankruptcy Event; (ii) to notifythe COMPANY immediately upon the commencement of any Bankruptcy Event or any other event that could lead to a Bankruptcy Event; and (iii) to take promptly, at his or its expense, all measures as are required for preventing, discharging, terminating, removing or achieving a stay of a Bankruptcy Event.

IV. THE COMPANY’S BUSINESS

13 The COMPANY’s Business

13.1 The COMPANY shall be engaged in developing, using and commercializing the Licensed Rights in the TERRITORY. The COMPANY shall also be engaged in distributing the PRODUCTS in the TERRITORY.

13.2 For the avoidance of doubt, the COMPANY shall not be prohibited from: (i) developing or adding other brands and/or products to its activity, and offering ancillary services to its customers (ii) monetizing its assets; (iii) using sub- contractors, or entering into business partnerships or other relationships with any and all Persons, on such terms and conditions as its management shall determine.

13.3. The COMPANY will also be exclusively in charge of marketing in the TERRITORY LUCID and/or Vivascope®-branded advertising and events.

14. Management

CS will propose professional and qualified candidates for the position of the CEO of the COMPANY, and the COMPANY shall appoint such a CEO, but LUCID will have the right to object to such person on reasonable grounds. It is agreed that CS will become the first CEO of the COMPANY. The COMPANY shall retain dedicated personnel to manage and run the day-to-day operations of the COMPANY in accordance with the directives of the Management of the COMPANY.

15 General Compliance with Laws; Non-interference

15.1 In all of its activities, the COMPANY shall comply with all applicable laws and regulations, and the parties will assist it as reasonably requested to obtain all applicable consents, licenses and approvals required for it to engage in business. For avoidance of doubt, the COMPANY shall at all times be and remain fully responsible for obtaining, and complying with, all permits, consents, licenses and authorizations which may be required for its activities, and operating in accordance with all applicable laws, directives, rules and regulations. Each party shall notify the other party immediately if it becomes aware that it is, or is likely to become, a party to any legal action which relates to the activities of the COMPANY.

15.2 In the event that certain actions requested by the COMPANY hereunder from a Shareholder may risk any license, permit or franchise that such a Shareholder has to operate its business, or may be illegal in a certain jurisdiction, such Shareholder may refuse to take such actions, and, if the same is in process — to immediately stop taking such actions, in its sole discretion.

16. Non-Compete; Exclusivity of Business

16.1 Without in any way limiting the exclusivity of the licenses granted by LUCID to the COMPANY hereunder, LUCID shall not associate itself, directly or indirectly, or do any action whatsoever or engage in any activity whatsoever in the TERRITORY, whether alone or with any others, except through the COMPANY. LUCID further agrees to terminate, or, at the COMPANY’s discretion, to assign to the COMPANY, any and all agreements related to the TERRITORY it is currently bound by, if any.

16.2 CS shall not associate himself, directly or indirectly, or do any action whatsoever or engage in any activity whatsoever in the TERRITORY, whether alone or with any others,

if such activity in any way makes use of the Licensed Rights, or makes any use, directly or indirectly, of any Confidential Information, or other assets of the COMPANY or LUCID.

16.3 For the avoidance of doubt, LUCID, CS and their Related Persons shall not be prohibited in any way from engaging in the business developing, trading of any other product than the PRODUCT provided only that such activity does not in any way make use of the licensed Rights, does not associate itself directly or indirectly with Vivascope, does not compete, directly or indirectly, with any products of LUCID other than the Licensed Products, and does not make any use, directly or indirectly, of any Confidential Information, management or other assets of the COMPANY.

17. Funding

17.1 The COMPANY will use its assets to the extent necessary to finance its budget and business plan. Such expense budget shall be used for (i) performing a multi-location academic clinical study in order to determine the effectiveness and the quality of the PRODUCT. The data and outcomes of the study will belong to the COMPANY; (ii) acquiring from LUCID all Licenses hereunder for all intellectual property connected to the PRODUCTS (IP), consisting mainly of patents, patent applications and trademarks (iii) proceed on an expedited basis with the registration of the patents by charging patent attorneys of the COMPANY’ s choice to proceed with no further delay and with all necessary means with the registration of the patents so that the PRODUCTS will be protected under the respective local jurisdiction where distribution shall take place.

17.2 The Management of the COMPANY shall prepare a business plan for the COMPANY’ s business that will apply during the first twelve months of the operations of the COMPANY, and the COMPANY shall operate based on such plan as approved by the shareholders, who shall then make the necessary adjustments to the budget;

17.3 Any such financing shall be made available to the COMPANY by a loan provided by MAVIG requiring guaranties of the COMPANY (the “Financing”) set forth herein and in Exhibit 17.3 hereto. In no event shall any shareholder of the COMPANY be obligated to guarantee any indebtedness of the COMPANY.

17.4 Any funds advances to the COMPANY as part of the Financing shall be repaid to the lender thereof as soon as the COMPANY’s cash flow and general financial condition, in the discretion of the shareholders of the COMPANY, allow the same.

V. MISCELLANEOUS

18. Confidentiality

18.1 For purposes hereof, “Confidential Information” means LUCID Technology, and any and all oral, written, electronic or other information or communications disclosed or provided by one party to the other, including any and all analyses or conclusions drawn or derived therefrom or developed on the basis thereof, or any party’s processes, formulations, analytical procedures, methodologies, products, financial information, business plans, marketing plans, customer lists, price lists and all other corporate, legal, financial or business information of such party, excluding information (i) possessed by a party prior to receipt from the other party, other than through prior disclosure by such party; (ii) published or available to the general public otherwise than through a breach of this Agreement; (iii) obtained by the party from a third party with a valid right to disclose it, provided that such third party is not under a confidentiality obligation to the first party; (iv) independently developed by employees, agents or consultants of such party; (v) is required to be disclose under applicable laws (including securities laws) or regulations, or by an order of a competent judicial body, provided however that in the event that a party is required by judicial or administrative process to disclose any or all of the Confidential Information of a party, such party shall promptly notify the other party and allow it reasonable time to oppose such process before disclosing any Confidential Information.

18.2 Confidential Information shall be developed, received, and used by each party solely in furtherance of the purposes set forth in this Agreement, and, for the avoidance of doubt, the COMPANY may use such Confidential Information to develop its business at its Board of Directors and management’s good faith discretion. In addition, each party shall keep and use all of the Confidential Information in confidence and will not, without the other party’s prior written consent, disclose any Confidential Information to any Person, except those of its officers, servants, employees and agents who require such Confidential Information in performing their obligations under this Agreement. Each of the parties covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to its officers, servants, employees or agents and to obtain the appropriate non-disclosure agreements from any and all Persons who may have access to Confidential Information.

19. Governing Law and Jurisdiction

19.1 This Agreement shall be governed by and construed in accordance with Austrian law.

19.2 All disputes and differences which may arise out of or in connection with this Agreement will be settled as far as possible by means of negotiations between the parties hereto. All such disputes and differences which are not settled by common accord are to be resolved only by submission to arbitration held in the city in which the principal offices of the responding party (or defendant) are located. Arbitration to be held outside the United States will be conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, unless by written agreement the parties adopt the Rules of the American Arbitration Association. Arbitration to be held in the United States shall be conducted in accordance with the Rules of the American Arbitration Association, unless by written agreement the parties adopt the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Arbitration shall be conducted in the English language and judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

20. Notices

20.1 Any offer, notice, response or other communication required or authorized to be given by any party under this Agreement to another party shall be in writing and shall be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other party at the address stated below or such other address as shall be specified by the parties hereto by notice in accordance with the provisions of this Section.

20.2 All notices or communications under or in connection with this Agreement shall be in English or, if in any other language, accompanied by a translation into English certified by a Notary. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

20.3 Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax on the next following Business Day, and if by courier, on the fifth following Business Day. Addresses for the purposes of this Section are as follows:

To  LUCID: 2320 Brighton Henrietta Town Line Road., Rochester, N.Y. 14623 USA

To CS: Enzenspergerstrasse 1, 81669 Munich. Germany

21. Assignment.

21.1 Except as otherwise provided herein this Agreement and/or the rights hereunder cannot be assigned by LUCID or CS, except with the prior written consent of the COMPANY. Any attempted assignment without prior written consent of the COMPANY shall be null and void.

21.2 CS can assign its rights and obligations hereunder if he transfers his shares in the COMPANY to MAVIG and/or to any legal entity of which CS is a shareholder holding controlling voting rights.

21.3 The COMPANY shall not have the right to assign its rights, duties and obligations under this Agreement, provided however that a sale or transfer of shares of the COMPANY (including all of the shares of the COMPANY) to others, and working with sub-contractors, or business partners shall no be deemed a prohibited assignment.

21.4 In any event, an assignment will be permitted only if the assignee agrees in writing to be bound by all the terms and conditions of this Agreement. In the event of such permitted assignment, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors andassigns.

22. Miscellaneous

22.1 -Each party will bear its own costs in connection with the transactions contemplated hereunder, including attomey’s fees and expenses.

22.2 Each party has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.

Each party is relying solely on such advisors and not on any statements or representations of the other party or any of its agents. Each party understands that it shall be responsible for any tax liability that may imposed on it under applicable law as a result of the transactions contemplated by this Agreement.

22.3 None of the parties will be liable to the other party for any indirect, special, incidental, or consequential damages (including lost profits) sustained or incurred in connection with the performance of this Agreement, regardless of the form of action or legal or equitable theory and whether or not such damages are foreseeable.

22.4 Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

22.5 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by a party hereto.

22.6 This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by LUCID, and CS. Any waiver of this provision must be made in a written instrument between the parties.

22.7 None of this Agreement or any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

22.8 The failure of a party to require performance of any provision of this Agreement shall not be construed as a waiver of that party’s rights to insist on performance of that same provision, or any other provision, at some other time. No right may be waived except in a writing signed by the party entitled to assert the right. The waiver by a party of any right created by this Agreement in one or more instances shall not be construed as a further continuing waiver of such right or any other right created by this Agreement.

22.9 In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

22.10 The representations and warranties of each of the parties set forth in this Agreement shall survive the execution hereof

22.11 No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if infoimed of such act, omission, representation, obligation or debt.

22.12 Each of the parties may set off any amounts and liabilities owed to it by another party against amounts and liabilities owed by it to the same party.

22.13 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have set their hands, and duly authorized this Agreement by their authorized officers as of the day and year first above written.

LUCID Inc.		Christian Stoian

By:	Jay M. Eastman	By:	Christian Stoian

Title:	Chairman and CEO	Title:	Managing Director